EX-16
October 12, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4.01 of Big Dog Holding Inc.'s Form 8-K/A dated September 29, 2004, as amended on October 12, 2004 and have the following comments:

1. We agree with the statements made in the first, third and fourth sentence in the first paragraph along with the second and third paragraphs of Item 4.01.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or with the entire fourth paragraph of Item 4.01.

Yours truly,


\s\ Deloitte & Touche LLP
Los Angeles, California